Exhibit 16.1

May 15, 2002

Office of the Chief Accountant
Securities and Exchange Commission
450 Fifth Street, N.W.
Washington D.C. 20549

Dear Sir/Madam:

We have read Item 4 included in the Form 8-K dated May 15, 2002, of WGL Holdings, Inc. and Washington Gas Light Company filed with the Securities and Exchange Commission and are in agreement with the statements contained therein.

Very truly yours,

/s/ Arthur Andersen LLP ARTHUR ANDERSEN LLP